M FUND, INC.
PARTICIPATION AGREEMENT
With
SUN LIFE INSURANCE COMPANY

THIS AGREEMENT, made and entered into this 1st day of April, 2007, by and among M Fund, Inc., a corporation organized and existing under the laws of the State of Maryland (the "Fund"), M Financial Investment Advisers, Inc., a corpo-ra-tion organized and existing under the laws of the State of Colorado (the "Adviser"), Sun Life Assurance Company of Canada (US), a life insurance company organ-ized and exist-ing under the laws of the State of Delaware (åSLUSæ) and Sun Life Insurance and Annuity Company of New York, a life insurance company organized and existing under the laws of the State of New York (åSLNYæ and with SLUS, the "Company"), on its own behalf and on behalf of each separate account of the Company identified herein.

WHEREAS, the Fund is a series-type mutual fund offering shares of beneficial interest (the "Fund shares") consisting of one or more series ("Series") of shares ("Series shares"), each such Series share representing an interest in a particular managed portfolio of securities and other assets; and

WHEREAS, the Fund was established for the purpose of serving as an investment vehicle for insurance company separate accounts supporting variable annuity contracts and variable life insurance policies to be offered by insurance companies; and

WHEREAS, the Company desires that the Fund serve as an investment vehicle for certain separate account(s) of the Company;

NOW, THEREFORE, in consideration of their mutual promises, the Fund, the Adviser, and the Company agree as follows:

ARTICLE I. Additional Definitions

1.1. "Account" -- each separate account of the Company described more specifically in Schedule 1 to this Agreement (as may be amended from time to time).

1.2. "Business Day" -- each day that the Fund is open for business as provided in the Fund Prospectus.

1.3. "Code" -- the Internal Revenue Code of 1986, as amended.

1.4. "Contracts" -- the class or classes of variable annuity contracts and variable life insurance policies issued by the Company and described more specifically on Schedule 1 to this Agreement (as may be amended from time to time).

1.5. "Contract Owners" -- the owners of the Contracts, as distinguished from all Product Owners.

1.6. "NASD" -- National Association of Securities Dealers, Inc.

1.7. "Participating Account" -- a separate account investing all or a portion of its assets in the Fund, including the Account.

1.8. "Participating Insurance Company" -- any insurance company investing in the Fund on its behalf or on behalf of a Participating Account, including the Company.

1.9. "Products" -- variable annuity contracts and variable life insurance policies supported by Participating Accounts investing assets attributable thereto in the Fund, including the Contracts.

1.10. "Product Owners" -- owners of Products, including Contract Owners.

1.11. "Prospectus" -- with respect to the Fund shares, each version of the definitive prospectus therefore or supplement thereto filed with the SEC under the 1933 Act. With respect to any provision of this Agreement requiring a party to take action in accordance with a Prospectus, such refer-ence thereto shall be deemed to be to the version last so filed prior to the taking of such action. For purposes of Section 4.6 and Article VIII, the term "Prospectus" shall include any statement of additional information incorporated therein.

1.12. "Registration Statement" -- with respect to the Fund shares, the registration statement filed with the SEC to register the securities issued thereby under the 1933 Act, or the most recently filed amendment thereto, in either case in the form in which it was declared or became effective. The Fund Regis-tration Statement was filed on Form N-1A (File No. 33-95472).

1.13. "1940 Act Registration Statement" -- the registration statement filed with the SEC to register such entity as an invest-ment company under the 1940 Act, or the most recently filed amendment thereto. The Fund 1940 Act Registration Statement was filed on Form N-1A (File No. 811-9082).

1.14. "Statement of Additional Information" -- with respect to the Fund, each version of the definitive statement of additional information or supple-ment thereto filed with the SEC under the 1933 Act.

1.15. "SEC" -- the Securities and Exchange Commission.

1.16. "1933 Act" -- the Securities Act of 1933, as amended.

1.17. "1940 Act" -- the Investment Company Act of 1940, as amended.

ARTICLE II. Sale of Fund Shares

2.1 The Fund shall make shares of those Series listed on Schedule 2 to this Agreement available for purchase by the Company on behalf of the Account, such purchases to be effected at net asset value in accordance with Section 2.3 of this Agreement. Notwithstanding the foregoing, (i) Fund Series in existence now or that may be established in the future and not listed on Schedule 2 will be made avail-able to the Company only as the Adviser may so provide, and (ii) the Board of Directors of the Fund (the "Fund Board") may suspend or terminate the offering of Fund shares of any Series or class thereof, if such action is required by law or by regulatory authorities hav-ing jurisdiction or if, in the sole discretion of the Fund Board acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, suspension or ter-mination is necessary or in the best interests of Product Owners.

Without limiting the foregoing, the Fund and the Adviser are concerned that the Fund and Product Owners may be adversely affected by Product Owners or other investors whose purchase and redemption activity indicates market timing or other large, short-term trading activity; accordingly, the Fund reserves the right to adopt procedures to reduce, discourage or eliminate such trading activity, including without limitation the rights (i) to reject specific purchase orders, and (ii) to delay paying redemption proceeds to the fullest extent permitted by law. Although the Company has adopted procedures aimed to accomplish the objectives described immediately above, the Company agrees to cooperate with the Fund and Adviser and to assist in implementing such additional restrictions on purchase, redemption and transfer activity as the Fund or Adviser reasonably determine, in good faith, are necessary for the protection of the Fund and Product Owners.

2.2. The Fund shall redeem, at the Company's request, any full or fractional shares of the Fund held by the Company on behalf of the Account, such redemp-tions to be effected at net asset value in accordance with Section 2.3 of this Agree-ment. Not-with-standing the foregoing, the Fund may delay redemption of Fund shares of any Series to the extent permitted by the 1940 Act or any rules, regulations or orders thereunder.

2.3. Purchase and Redemption Procedures

(a) The Company shall pay for shares of each Series on the same day that it notifies the Fund of a purchase request for such shares. Payment for Series shares shall be made in federal funds transmitted to the Fund by wire on the day the Fund is notified of the purchase request for Series shares (unless the Fund determines and so advises the Company that sufficient proceeds are available from redemption of shares of other Series effected pursuant to redemption requests tendered by the Company on behalf of the Account). If federal funds are not received before the time that the Fund prices its shares (as specified in its Registration Statement), then such funds will be invested, and Series shares purchased thereby will be issued at the net asset value next determined after the Fund receives such payment.

(b) Payment for Series shares redeemed by the Account or the Company shall be made in federal funds transmitted by wire to the Company or any other designated person on the next Business Day after the Fund is properly notified of the redemption order of Series shares (unless redemption proceeds are to be applied to the purchase of Fund shares of other Series in accordance with Section 2.3(a) of this Agreement), except that the Fund reserves the right to delay pay--ment of redemption proceeds to the extent permitted under Section 22(e) of the 1940 Act. The Fund shall not bear any responsibility whatsoever for the proper disbursement or crediting of redemption proceeds to Contract Owners; the Company alone shall be responsible for such action.

2.4. The Fund shall use its best efforts to calculate and make the net asset value per share for each Series available to the Company by 5:30 p.m. Eastern Time each Business Day, and in any event, as soon as reasonably practicable after the net asset value per share for such Series is calculated, and shall calculate such net asset value in accor--dance with the Fund Prospectus. Neither the Fund, any Series, the Adviser, nor any of their affiliates shall be liable for any information provided to the Company pursuant to this Agreement to the extent such information is based on incorrect information supplied by the Company or any other Participating Insurance Company or Qualified Person (as defined in Section 2.8 of this Agreement) to the Fund or the Adviser.

2.5. The Fund shall furnish notice to the Company (by fax, or telephone followed by written confirmation) as soon as reasonably practicable of any income divi-dends or capital gain distributions payable on any Series shares. The Company, on its behalf and on behalf of the Account, hereby elects to receive all such dividends and distri-butions as are payable on any Series shares in the form of additional shares of that Series. The Company reserves the right, on its behalf and on behalf of the Account, to revoke this election and to receive all such dividends and distributions in cash. The Fund shall notify the Company promptly of the number of Series shares so issued as payment of such dividends and distributions.

2.6. Issuance and transfer of Fund shares shall be by book entry only. Stock certificates will not be issued to the Company or the Account. Purchase and redemp-tion orders for Fund shares shall be recorded in an appropriate ledger for the Account or the appropriate sub account of the Account.

2.7. (a) The Company may withdraw the Account's investment in the Fund or a Series of the Fund only: (i) as necessary to facilitate Contract Owner requests; (ii) upon a deter-mination by a majority of the Fund Board, or a majority of disinterested Fund Board members, that an irreconcilable material conflict exists among (x) the interests of all Product Owners or (y) the interests of the Partic---ipating Insurance Companies investing in the Fund; (iii) upon requisite vote of the Contract Owners having an interest in the affected Series; (iv) as required by state and/or federal laws or regulations or judicial or other legal precedent of gen-eral implication; (v) upon sixty (60) days advance written notice; (vi) from a Series, upon a change in the Portfolio Manager for that Series; or (vii) as per-mit-ted by an order of the SEC pursuant to Section 26(b) of the 1940 Act.

(b) The Company shall not, without the prior written consent of the Adviser (unless otherwise required by applicable law), solicit, induce or encourage Contract Owners to change or modify the Fund or change the Fund's investment adviser.

2.8. The Fund shall sell Fund shares only to Participating Insurance Companies and their separate accounts and to persons or plans ("Qualified Persons") that qualify to purchase and hold shares of the Fund under Section 817(h) of the Code. The Fund shall not sell Fund shares to any insurance company, separate account or Qual-i-fied Person unless an agreement containing provisions substantially similar to Articles II, V, and VII of this Agreement is in effect to govern such sales (to the extent required in order to comply with the "Exemptive Order" referred to in Section 7.1 below).

ARTICLE III. Representations and Warranties

3.1. The Company represents and warrants that: (i) SLUS is an insurance company duly organized, duly existing and in good standing under Delaware insurance law; (ii) SLNY is an insurance company duly organized, duly existing and in good standing under New York insurance law; (iii) the Account is (or will be prior to the purchase by the Company of Fund shares for the Account) a validly existing separate account, duly estab-lished and maintained in accordance with applicable law; (iv) the Con-tracts will be issued in compliance in all material respects with all appli-cable federal and state laws; (v) the Contracts currently are and at the time of issuance will be treated as annuity contracts or life insurance policies, whichever is appropriate, under applicable pro-visions of the Code; and (vi) the Company and the Account qualify (or will qualify prior to the purchase by the Company of Fund shares for the Account) to purchase and hold shares of the Fund under Section 817(h) of the Code.

3.2. The Fund represents and warrants that: (i) the Fund is a corporation duly organized, validly existing and in good standing under Maryland law; (ii) the Fund's 1940 Act Registration Statement has been filed with the SEC in accordance with the pro-vi-sions of the 1940 Act and the Fund is and shall remain duly registered as an open-end man-agement investment company thereunder; (iii) the Fund Registration Statement has been declared effective by the SEC; (iv) Fund shares sold pursuant to this Agree-ment have been duly authorized for issuance in accordance with applicable law; (v) the Fund currently qualifies as a "regulated investment company" under Subchapter M of the Code and is and shall remain in compliance with Section 817(h) of the Code; (vi) the Fund's investment policies are in material compliance with any investment restrictions set forth on Schedule 3 to this Agreement; and (vii) the Fund does and will comply in all mate-rial respects with the 1940 Act. The Fund, however, makes no representation as to whether any aspect of its operations (including, but not limited to, fees and expenses and invest-ment policies) otherwise complies with the insurance laws or regulations of any state.

3.3. The Adviser represents and warrants that it is and will remain registered in all material respects as an investment adviser under federal and all appli-cable state securities laws, and shall perform its obligations hereunder in compliance in all material respects with any such applicable state and federal laws. The Adviser rep-re-sents that it will manage the Fund consistent with the Fund's investment objectives, policies, and restrictions.

3.4. Each party represents that the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate or trust action, as applicable, by such party, and, when so executed and delivered, this Agreement will be the valid and binding obligation of such party enforceable in accordance with its terms.

3.5. The Fund represents and warrants that all of its directors, officers, and employees dealing with the money and/or securities of the Fund are and shall con-tinue to be at all times covered by a blanket fidelity bond or similar coverage for the bene--fit of the Fund in an amount not less than the minimal coverage as required cur-rently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

3.6. The Company represents and warrants that all of its directors, officers, and employees dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund, in an amount not less than the minimal coverage as required cur--rently by entities subject to the requirements of Rule 17g-1 of the 1940 Act or related pro--visions as may be promulgated from time to time. The aforesaid Bond shall include cov--erage for larceny and embezzlement and shall be issued by a reputable bonding company.

ARTICLE IV. Filings, Information and Expenses

4.1. The Fund shall amend the Fund Registration Statement and the Fund's 1940 Act Registration Statement from time to time as required in order to effect the continuous offering of Fund shares and to maintain the Fund's registration under the 1940 Act for so long as Fund shares are sold. The Fund shall file, register, qualify and obtain approval of the Fund shares for sale under state securities laws to the extent deemed advisable by the Adviser.

4.2. Unless other arrangements are made, the Fund shall provide the Company with: (i) a copy, in camera-ready form or otherwise suitable for printing or dup-li--cation, of each Fund Prospectus and any supplement thereto and each Fund Statement of Additional Information and any supplement thereto; and (ii) copies of the Fund's proxy materials, reports to shareholders, and other communications to share-holders in such quantity, if any, as the Company shall reasonably require for distributing to Contract Owners.

4.3. The Company shall file, register, qualify and obtain approval of the Contracts for sale to the extent required by applicable insurance and securities laws of the various states.

4.4. The Company shall inform the Fund of any investment restrictions imposed by state insurance law that may become applicable to the Fund from time to time as a result of the Account's investment therein (including, but not limited to, restric-tions with respect to fees and expenses and investment policies), other than those set forth on Schedule 3 to this Agreement. Upon receipt of such information from the Com-pany, the Fund shall determine whether it is in the best interests of shareholders to comply with any such restrictions. If the Fund determines that it is not in the best interests of Product Owners, the Fund shall so inform the Company, and the Fund and the Company shall discuss alternative accommodations in the circumstances. If the Fund determines that it is in the best interests of Product Owners to comply with such restrictions, the Fund and the Company shall amend Schedule 3 to this Agreement to reflect such restrictions.

4.5. The Company shall provide Contract private placement memoranda, Fund Prospectuses, and Fund Statements of Additional Information, reports, solic-i-ta-tions for voting instructions including any related Fund proxy solicitation materials, and all amendments or supplements to any of the foregoing, to Contract Owners and prospective Contract Owners, to the extent required by the federal securities laws, the Exemptive Order referred to in Article VII hereof, and any applicable state insurance or securities laws.

4.6. All expenses incident to each party's performance under this Agreement (including expenses expressly assumed by such party pursuant to this Agreement) shall be paid by such party to the extent permitted by law.

(a) Expenses assumed by the Fund include, but are not limited to, the costs of: (i) registration and qualification of the Fund shares under the federal securities laws; (ii) preparation and filing with the SEC of the Fund Prospectus, Fund Registration Statement, Fund proxy materials and shareholder reports, and preparation of a camera-ready copy thereof; (iii) preparation of all statements and notices required by any federal or state securities law; (iv) distribution of Fund proxy materials and reports to Contract Owners (v) all taxes on the issuance or transfer of Fund shares; and (vi) any expenses permitted to be paid or assumed by the Fund pursuant to a plan, if any, under Rule 12b-1 under the 1940 Act. The Fund otherwise shall pay no fee or other compensation to the Company under this Agreement, unless the parties otherwise agree, except that if the Fund or any Series adopts and implements a plan pur-suant to Rule 12b-1 under the 1940 Act to finance distribution expenses, then payments may be made to the Company in accordance with such plan. The Fund currently does not intend to make any payments to finance distribution expenses pursuant to Rule 12b-1 under the 1940 Act or in contravention of such rule, although it may make pay--ments pursuant to Rule 12b-1 in the future. To the extent that it decides to finance distribution expenses pursuant to Rule 12b-1, the Fund undertakes to have a Board of Directors, a majority of whom are not inter-est-ed persons of the Fund, for-mu-late and approve any plan under Rule 12b-1 to finance distri-bu-tion expenses.

(b) Expenses assumed by the Company include, but are not limited to, the costs of: (i) filing and qualification of the Contracts under any applicable state insurance or securities laws; (ii) preparation and dissemination of any necessary disclosure documents for the Contracts or the Account; and (iii) preparation and dissem-ina-tion of all statements and notices to Contract Owners required by any federal or state insurance law.

4.7. The Fund and the Adviser shall not give any information or make any representations on behalf of the Company or concerning the Company, the Account or the Contracts other than the information or representations contained in disclosure documents for the Contracts (including any private placement memoranda) or in published reports of the Account which are in the public domain or approved in writing by the Company for dis-tri-bu-tion to Contract Owners.

4.8. The Fund and the Company shall provide to the other upon request at least one complete copy of all Registration Statements, Prospectuses, Statements of Additional Information, private placement memoranda, periodic and other shareholder or Contract Owner reports, proxy statements, solicitations of voting instructions, applications for exemptions, requests for no-action letters, and all amend-ments or supplements to any of the above, that relate to the Fund, the Contracts or the Account, as the case may be, promptly after the filing by or on behalf of such party of such document with the SEC or other regulatory authorities, to the extent such filings are applicable.

4.9. Each party shall provide to the other upon request copies of draft versions of any Registration Statements, Prospectuses, Statements of Additional Information, private placement memoranda, periodic and other shareholder or Contract Owner reports, proxy statements, solicitations for voting instructions, appli-ca-tions for exemptions, requests for no-action letters, and all amendments or supplements to any of the above, to the extent that the other party reasonably needs such information for purposes of preparing a report or other filing to be filed with or sub-mitted to a regu-la-tory agency, and to the extent such exists. If a party requests any such information before it has been filed, the other party will provide the requested information if then available and in the version then avail-able at the time of such request.

4.10. Each party hereto shall cooperate with the other party and all appropriate governmental authorities (in-cluding without limitation the SEC, the NASD and state insurance regulators) and shall permit each other and such authorities reason-able access to its books and records in connection with any investigation or inquiry relat-ing to this Agreement or the transactions contemplated hereby. However, such access shall not extend to attorney-client privileged information.

4.11. The Company reserves the right to modify any of the Contracts in any respect whatsoever. The Company reserves the right in its sole discretion to suspend the sale of any of the Contracts, in whole or in part, or to accept or reject any appli-ca-tion for the sale of a Contract. The Company agrees to notify the Fund and the Adviser promptly upon the occurrence of any event the Company believes might necessitate a material modification or suspension.

4.12  Any piece of advertising or sales literature or other promotional material in which the Fund is named and which will be used by the Company shall be furnished by the Company to the Fund not less than 15 days prior to its use. No such material shall be used if the Fund or its designee objects to such use within 15 days after receipt of such material; provided that it may be used earlier than the end of such 15-day period if the Fund or its designee consents in writing to its use. The Fund may delegate its rights and responsibilities under this provision to the Adviser.

4.13 Any piece of advertising or sales literature or other promotional material in which the Company or the Account is named and which will be used by the Fund or the Adviser shall be furnished by the Fund or the Adviser, as applicable, to the Company not less than 15 days prior to its use. No such material shall be used if the Company or its designee objects to such use within 15 days after receipt of such material; provided that it may be used earlier than the end of such 15-day period if the Company or its designee consents in writing to its use.

ARTICLE V. Voting of Fund Shares

5.1. With respect to any matter put to vote by the holders of Fund shares or Series shares ("Voting Shares"), to the extent required by law (including the Exemptive Order referred to in Section 7.1 below) the Company shall:

(a) solicit voting instructions from Contract Owners to which Voting Shares are attributable;

(b) vote Voting Shares of each Series attributable to Contract Owners in accordance with instructions or proxies timely received from such Contract Owners;

(c) vote Voting Shares of each Series attributable to Contract Owners for which no instructions have been received in the same proportion as Voting Shares of such Series for which instructions have been timely received; and

(d) vote Voting Shares of each Series held by the Company on its own behalf or on behalf of the Account that are not attributable to Contract Owners in the same proportion as Voting Shares of such Series for which instructions have been timely received;

provided, however, that if the SEC changes its interpretations of voting privileges for vari-able contracts the Company may vote such shares in its own right. The Company shall be responsible for assuring that voting privileges for the Account are calculated in a man-ner consistent with the provisions set forth above and with the manner employed by all other Participating Accounts.

ARTICLE VI. Compliance with Code

6.1. The Fund shall comply with Section 817(h) of the Code, and all regulations issued thereunder and shall notify the Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

6.2. The Fund shall maintain its qualification as a regulated investment company (under Subchapter M of the Code or any suc-ces-sor or similar provision), and shall notify the Com-pany immed-iately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

6.3. The Fund and the Adviser acknowledge and agree that any failure (whether intentional or in good faith or otherwise) of any Fund to comply with the requirements of Subchapter M of the Code or the diversification requirements of 817(h) of the Code may result in the Contracts not being treated as variable contracts for federal income tax purposes, which would have adverse tax consequences for the Contract Owners and could also adversely affect the Company’s corporate tax liability. The Fund and the Adviser further acknowledge and agree that any such failure may result in costs and expenses being incurred by the Company. For example, the Company may incur costs and expenses in obtaining whatever regulatory authorizations are required to correct a failure to diversify and/or substitute shares of an investment company for those of the failed Fund, fees and expenses of legal counsel and other advisors to the Company, and federal taxes, interest or tax penalties. Without limiting the provisions of Article VIII of this Agreement, the Fund and the Adviser acknowledge and agree that they will be financially liable for all reasonable costs and expenses incurred by the Company due to the failure to comply with Subchapter M of the Code or the diversification requirements of 817(h) of the Code.

6.4. The Company shall maintain the treatment of the Contracts as annuity contracts or life insurance policies, whichever is appropriate, under applicable provisions of the Code and shall notify the Fund and the Adviser immediately upon having a reason--able basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future.

ARTICLE VII. Potential Conflicts

7.1. The parties to this Agreement acknowledge that the Fund has obtained an order of exemption from the SEC (the "Exemptive Order," File No. 812-9674) granting relief from various provisions of the 1940 Act and the rules there--under to the extent necessary to permit Fund shares to be sold to and held by vari-able annuity and variable life insurance separate accounts of both affiliated and unaffil-i-ated Participating Insurance Companies and other Qualified Persons (as defined in Section 2.8). The Fund hereby notifies the Company that Contracts Private Offering Memorandum disclosure regard--ing potential risks of such mixed and shared funding may be appropriate.

7.2. The Fund Board shall monitor the existence of any material irreconcil-able conflict between the interests of Product Owners. The Fund Board shall promptly inform the Company if it determines that a material irreconcilable conflict exists and the implications thereof.

7.3. (a) The Company shall report any potential or existing conflicts promptly to the Fund Board, and in particular whenever Contract Owner voting instruc-tions are disregarded, and recognizes that it shall be responsible for assist-ing the Fund Board in carrying out its responsibilities in connection with the Exemptive Order. The C-ompany agrees to carry out such responsibili-ties with a view only to the interests of Contract Owners.

(b) The Company shall at least annually submit to the Fund Board such reports, materials or data as the Fund Board may reasonably request so that the Fund Board and the Fund may fully carry out the obligations imposed upon them by the conditions of the Exemptive Order, and such reports, material and data shall be submitted more frequently if deemed appropriate by the Fund Board.

7.4. If a majority of the Fund Board, or a majority of its directors who are not "interested persons" as defined in the 1940 Act ("Disinterested Directors"), determines that a material irreconcilable con--flict exists with regard to Contract Owner invest-ments in the Fund, the Fund Board shall give prompt notice to all Partici-pating Insurance Companies. If the Fund Board determines that the Company is responsible in full or in part for causing or creating said con-flict, the Company (and other responsible Par-tic-ipating Insurance Companies) shall at no cost and expense to the Fund, and to the extent reasonably practicable (as deter-mined by a majority of the Disinterested Directors), take such action as is neces-sary to remedy or elimi-nate the irreconcilable material con-flict. Such necessary action may include, but shall not be limited to:

(a) Withdrawing the assets allocable to the Account from the Fund or any portfolio thereof and reinvesting such assets in a different investment medium, or submitting the question of whether such segregation should be implemented to a vote of all affected Contract Owners and, as appropriate, segregating the assets of any appropriate group (i.e., annuity Contract Owners, life insurance Contract Owners, or other Product Owners) that votes in favor of such segregation or offering to the affected Contract Owners the option of making such a change; and

(b) Establishing a new registered management investment company.

7.5. If a material irreconcilable conflict arises as a result of a decision by the Company to disregard Contract Owner voting instructions and said decision represents a minority position or would preclude a majority vote by all Contract Owners having an interest in the Fund, the C-ompany may be required, at the Fund Board's election, to withdraw the Account's investment in the Fund and terminate this Agreement with respect to such Account; provided, however, that such withdrawal and termination shall be limited to the extent required by the foregoing material irreconcilable conflict as deter--mined by a majority of the Disinterested Directors. Any such withdrawal and termi-na-tion must take place within six (6) months after the Fund gives written notice that this pro--vision is being implemented, and until the end of that six month period the Adviser and fund shall continue to accept and implement orders by the Company for the pur-chase (and redemption) of shares of the Fund (subject to Section 2.1 above). No charge or penalty will be imposed as a result of such withdrawal.

7.6. If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to the Company conflicts with the majority of other state regulators, then the Company will withdraw the affected Account's investment in the Fund and terminate this Agreement with respect to such Account within six months after the Board informs the Company in writing that it has determined that such deci--sion has created an irreconcilable material conflict; provided, however, that such with--drawal and termination shall be limited to the extent required by the foregoing mate-rial irre-concilable conflict as determined by a majority of the Disinterested Directors. Until the end of the foregoing six month period, the Adviser and Fund shall continue to accept and implement orders by the Company for the purchase (and redemption) of shares of the Fund (subject to Section 2.1 above).

7.7. For purposes of this Article VII, a majority of the Disinter-ested Directors shall determine whether or not any pro-posed action adequately remedies any irreconcil-able material conflict, but in no event shall the Fund be required to bear the expense of estab--lishing a new funding medium for any Con--tract. The Company shall not be required by this Article VII to establish a new funding medium for any Con-tract if an offer to do so has been declined by vote of a majority of the Contract Owners materially ad-versely affected by the irreconcilable material conflict. In the event that the Board determines that any proposed action does not adequately remedy any irreconcilable mate--rial con-flict, then the Company will withdraw the Account's investment in the Fund and ter-mi-nate this Agreement within six (6) months after the Board informs the Company in writing of the foregoing determination, provided, however, that such withdrawal and ter-mi-nation shall be limited to the extent required by any such material irreconcilable conflict as determined by a majority of the Disinterested Directors.

7.8. If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provisions of the 1940 Act or the rules promulgated thereunder with respect to mixed and shared funding on terms and con--ditions materially different from those contained in the Exemptive Order, then (a) the Fund and/or the Company, as appropriate, shall take such steps as may be necessary to com--ply with Rules 6e-2 and 6e-3(T), as amended, or Rule 6e-3, as adopted, as appli-c-able, to the extent such rules are applicable, and (b) Sections 7.2 through 7.7 of this Agree--ment shall continue in effect only to the extent that terms and conditions sub-stan-tially identical to such Sections are contained in such Rule(s) as so amended or adopted.

ARTICLE VIII. Indemnification

8.1. Indemnification by the Company. The Company shall indemnify and hold harmless the Fund, the Adviser and each person who controls the Fund or the Adviser within the meaning of such terms under the 1933 Act (but not any other Participating Insur-ance Companies or Qualified Plans) and any officer, trustee, director, employee or agent of the fore-going, against any and all losses, claims, damages or liabili-ties, joint or sev-eral (including any investigative, legal and other expenses reasonably incurred in con-nec--tion with, and any amounts paid with the written consent of the Company in set-tle-ment of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regulation, at common law or other-wise, inso-far as such losses, claims, damages or liabilities are related to the sale or acquisition of the Fund's shares or the Contracts and:

(a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the private placement memorandum or other disclosure documents for the Contracts or the Contracts themselves (or any amendment or supplement to any of the foregoing), or the omission or the alleged omission to state therein a mate--rial fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made; pro-vided that this obligation to indemnify shall not apply if such statement or omis-sion or such alleged statement or alleged omission was made in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of the Fund or Adviser for use in such documents, or in the Contracts (or any amendment or supplement to any of the foregoing) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(b) arise out of any untrue statement or alleged untrue statement of a material fact contained in the Fund Registration Statement, Fund Prospectus or sales litera-ture or other promotional material of the Fund (or any amendment or sup-ple-ment to any of the foregoing), or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the state--ments therein not misleading in light of the circumstances in which they were made, if such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Fund or the Adviser by or on behalf of the Com-pany; or

(c) arise out of or are based upon any wrongful conduct of the Company or persons under its control (or subject to its authorization) with respect to the sale or distribution of the Contracts or Fund shares; or

(d) arise as a result of any failure by the Company to provide the services and furnish the materials or to make any payments as required under this Agreement; or

(e) arise out of any material breach by the Company of this Agreement.

This indemnification will be in addition to any liability that the Company may otherwise have; provided, however, that no party shall be entitled to indemnification if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the party seeking indemnification.

8.2. Indemnification by the Adviser. The Adviser shall indemnify and hold harmless the Company and each person who controls the Company within the meaning of such term under the 1933 Act and any officer, director, employee or agent of the fore-go-ing, against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid with the written consent of the Adviser in settlement of, any action, suit or proceeding or any claim asserted), to which they or any of them may become subject under any statute or regu-la-tion, at com-mon law or otherwise, insofar as such losses, claims, damages or liabilities are related to the sale or acquisition of the Fund's shares or the Contract and:

(a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Fund Registration Statement, Fund Prospectus or sales literature or other promotional material of the Fund (or any amendment or supplement to any of the foregoing), or the omission or the alleged omission to state therein a material fact required to be stated there-in or necessary to make the state-ments therein not misleading in light of the cir--cum-stances in which they were made; provided that this obligation to indemnify shall not apply if such statement or omission or alleged state-ment or alleged omis-sion was made in reliance upon and in conformity with information furnished in writ---ing by or on behalf of the Company to the Fund or the Adviser for use in the Fund Registration Statement, Fund Prospectus or sales literature or promotional material for the Fund (or any amendment or supplement to any of the foregoing); or

(b) arise out of any untrue statement or alleged untrue statement of a material fact contained in private placement memorandum or other disclosure documents for the Contracts (or any amend--ment or supplement to any of the foregoing), or the omission or alleged omis--sion to state therein a material fact required to be stated therein or necessary to make the state-ments therein not misleading in light of the circumstances in which they were made, if such statement or omission was made in reliance upon infor-mation furnished in writing by or on behalf of the Adviser to the Company; or

(c) arise out of or are based upon wrongful conduct of the Fund or the Adviser with respect to the sale of Fund shares; or

(d) arise as a result of any failure by the Fund or the Adviser to provide the services and furnish the materials required under the terms of this Agreement; or

(e)  arise out of any material breach by the Fund or the Adviser of this Agreement;

(f)  arise from any incorrect calculation of net asset value (åNAVæ) by the Fund or the Adviser, which differs by no less than 50 basis points from the accurate NAV calculation.

This indemnification will be in addition to any liability that the Adviser may otherwise have; provided, however, that no party shall be entitled to indemnification if such loss, claim, damage or liability is due to the willful misfeasance, bad faith, gross negligence or reckless disregard of duty by the party seeking indemnification.

8.4. Indemnification Procedures. After receipt by a party entitled to indemni-fi-cation ("indemnified party") under this Article VIII of notice of the com-mence-ment of any action, if a claim in respect thereof is to be made by the indemnified party against any person obl-igated to provide indemnifi-cation under this Article VIII ("in-dem-ni-fy-ing party"), such indemnified party will notify the indemnifying party in writing of the commencement thereof as soon as practicable thereafter, provided that the omission to so notify the indem-nifying party will not relieve it from any liability under this Article VIII, except to the extent that the omission results in a failure of actual notice to the indem--ni-fying party and such indemnifying party is damaged solely as a result of the fail-ure to give such notice. The indemnifying party, upon the request of the indem-nified party, shall retain counsel reasonably satisfac-tory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceed-ing and shall pay the fees and disbursements of such counsel related to such proceed-ing. In any such proceeding, any indemnified party shall have the right to retain its own counsel and to participate in the defense of such proceeding, but the fees and expenses of such counsel shall be at the expense of such indem-nified party unless (i) the indem--nifying party and the indemnified party shall have mutu-ally agreed to the retention of such counsel or (ii) the named parties to any such pro-ceeding (including any impleaded parties) include both the indemnifying party and the indem-nified party and rep-re--sentation of both par-ties by the same counsel would be inappro-priate due to actual or poten-tial differing interests between them. The indem-ni-fy-ing party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment against the indemnified party, the indem---nify-ing party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

A successor by law of the parties to this Agreement shall be entitled to the benefits of the indemnification contained in this Article VIII. The indemnification provisions contained in this Article VIII shall survive any termination of this Agreement.

8.5  Notwithstanding anything else to the contrary in this Article VIII, none of the parties hereto shall be liable for any consequential, indirect or special damages under any circumstances. This limitation applies regardless of whether such damages are sought based upon breach of contract, breach of warranty, negligence, strict liability, misrepresentation or other legal or equitable theory.

ARTICLE IX. Applicable Law

9.1. This Agreement shall be construed and the provi-sions hereof interpreted under and in accordance with the laws of the State of Maryland, without giving effect to the principles of conflicts of law.

9.2. This Agreement shall be subject to the provi-sions of the 1933 Act, 1940 Act and Securities Exchange Act of 1934, as amended, and the rules and regula-tions and rulings thereunder, including such exemptions from those statutes, rules and reg-ulations as the SEC may grant, and the terms hereof shall be limited, interpreted and construed in accordance therewith.

ARTICLE X. Termination

10.1 This Agreement shall not terminate until the Fund is dissolved, liquidated, or merged into another entity, or, as to any Series of the Fund, the Account no longer invests in that Series. However, certain obligations of, or restrictions on, the par-ties to this Agreement may terminate as provided in Sections 10.2 and 10.3, and the Com-pany may be required to redeem shares pursuant to Section 10.4 or in the circumstances contemplated by Article VII.

10.2. Termination of the Fund's Obligation to Sell. The obligation of the Fund to sell shares to the Company pursuant to Article II of this Agreement shall terminate at the option of the Fund upon notice to the Company as provided below:

(a) the Fund Board has terminated the offering of Fund shares or Series shares pursuant to Section 2.1 of this Agreement; or

(b) upon institution of formal proceedings against the Company by the NASD, the SEC, the insurance commission of any state or any other regula-tory body regarding the Company's duties under this Agreement or related to the sale of the Contracts, the operation of the Account, the administration of the Contracts or the purchase of Fund shares, or an expected or anticipated ruling, judg-ment or outcome which would, in the Fund's reasonable judg-ment, materially impair the Company's ability to meet and per-form the Company's obligations and duties hereunder; or

(c) in the event any of the Contracts are not issued or sold in accordance with applicable federal and/or state law; or

(d) if either the Fund or the Adviser shall determine, in its sole judgment exercised in good faith, that either (1) the Company shall have suf-fered a material adverse change in its business or financial condition since the date of this Agreement or (2) the Com-pany shall have been the subject of mate-rial adverse publicity which is likely to have a material adverse impact upon the business and operations of either the Fund or the Adviser; or

(e) upon the Company's assignment of this Agreement (in-clud-ing, without limitation, any transfer of any Contract or the Account to another insurance company pursuant to an assumption reinsurance or other agreement) unless the Fund consents thereto; or

(f) upon termination pursuant to Section 10.1 or notice from the Company pursuant to Section 10.3.

Termination of the Fund's obligation shall take effect immediately upon the giving of such notice upon the occurrence of an event described in clauses (b) or (c) above, and 10 (ten) days after the giving of such notice in all other cases. In exercising its option to termi--nate its obligation to sell shares to the Company, the Fund will continue to make Fund shares available to the extent necessary to permit owners of Contracts in effect on the effec---tive date of such termination (hereinafter referred to as "Existing Contracts") to real-lo-cate investments in the Fund, redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase pay-ments under the Existing Contracts, unless the Existing Contracts are the basis for the termination. In that case, the Fund may nonetheless elect to continue to make Fund shares available for Existing Contracts and if it so elects, shall promptly notify the Company whether the Fund is electing to make Fund shares available after termination.

10.3. As to the Company. The restrictions on the Company under Section 2.7(a) of this Agreement shall terminate at the option of the Company upon 10 days' notice to the Fund:

(a) if shares of any Series are not reasonably available to meet the requirements of the Contracts as determined by the Company, and the Fund, after receiv-ing written notice from the Company of such non-availability, fails to make avail-able a sufficient number of Fund shares to meet the requirements of the Contracts within 10 days after receipt thereof; or

(b) upon institu-tion of formal proceedings against the Fund by the NASD, the SEC or any state securities or insurance commission or any other regulatory body; or

(c) if the Fund ceases to qualify as a regulated investment company under Sub-chapter M of the Code, or under any successor or similar provi-sion, or if the Company reasonably believes the Fund may fail to so qualify, and the Fund, upon written request, fails to provide reasonable assurance that it will take action to cure or correct such failure; or

(d) if the Fund fails to meet the diversification requirements specified in Section 817(h) of the Code and any regulations thereunder, and the Fund, upon written request, fails to provide reasonable assurance that it will take action to cure or correct such failure; or

(e) if the Fund informs the Company pursuant to Section 4.4 that the Fund will not comply with investment restrictions as requested by the Company, and the Fund and the Company are unable to agree upon any reasonable alternative accommodations; or

(f) upon receipt by the Company of any necessary regulatory approv-als and the vote of the Contract Owners having an interest in the Account (or any subaccount) to substitute the shares of another investment company for the corresponding Portfolio shares of the Fund in accordance with the terms of the Contracts for which those Portfolio shares had been selected to serve as the underlying investment media. The Company will give 30 days' prior written notice to the Fund of the date of any proposed vote or other action taken to replace the Fund's shares; or

(g) upon a material breach of any provision of this Agreement by either the Fund or the Adviser; or

(h) if the Company determines in its sole judgment exercised in good faith, that either the Fund or the Adviser has suffered a material adverse change in its business, operations, or financial conditions since the date of this Agree-ment or is the subject of material adverse publicity which is likely to have a material adverse impact upon the business and operations of the Company.

10.4. Company Required to Redeem. The parties understand and acknowl-edge that it is essential for compliance with Section 817(h) of the Code that the Con-tracts qualify as annuity contracts or life insurance policies, as applicable, under the Code. Accordingly, if any of the Contracts cease to qualify as annuity contracts or life insur--ance policies, as applicable, under the Code, the Fund shall have the right to require the Com--pany to redeem Shares attributable to such Contracts upon ten (10) days written notice to the Company and the Company shall so redeem such Shares in order to ensure that the Fund complies with the provisions of Section 817(h) of the Code applicable to own--ership of Fund Shares. Notice to the Company shall specify the period of time the Com--pany has to redeem the Shares or to make other arrangements satisfactory to the Fund and its counsel, such period of time to be determined with reference to the require-ments of Section 817(h) of the Code. In addition, the Company may be required to redeem Shares pursuant to action taken or request made by the Fund Board in accor-dance with an order of the SEC as described in Article VII, or other SEC rule, regulation or order that may be adopted after the date hereof. The Company agrees to redeem Shares in such circumstances and to comply with applicable terms and provisions.

ARTICLE XI. Applicability to New Accounts and New Contracts

The parties to this Agreement may amend the schedules to this Agreement in writing from time to time to reflect, as appropriate, changes in or relating to the Contracts, or Series or funding vehicles thereof, additions of new classes of Contracts to be issued by the Company and separate accounts therefore investing in the Fund. The provisions of this Agreement shall be equally appli-ca-ble to each such class of Contracts, Series and Accounts, effective as of the date of amendment of such Schedule, unless the context otherwise requires.

ARTICLE XII. Notice, Request or Consent

Any notice, request or consent to be provided pursuant to this Agreement is to be made in writing and shall be given:

If to the Fund:

M Fund, Inc.
M Financial Group
1125 NW Couch Street, Suite 900
Portland, Oregon 97209
Attn: President

If to the Adviser:

M Financial Investment Advisers, Inc.
M Financial Group
1125 NW Couch Street, Suite 900
Portland, Oregon 97209
Attn: President

If to the Company:

Sun Life Assurance Company of Canada (U.S.)
One Sun Life Executive Park, SC1335
Wellesley Hills, MA 02481-5699
Attn: General Counsel

or at such other address as such party may from time to time specify in writing to the other party. Each such notice, request or consent to a party shall be sent by registered or certified United States mail with return receipt requested, by overnight delivery with a nation-ally recognized courier or by electronically transmitted facsimile, and shall be effective upon receipt or three days after mailing.

ARTICLE XIII. Dispute Resolution

All disputes arising under or relating to this Agreement shall be subject to negotiation and binding arbitration as set forth in this Article 13.

13.1.  Negotiation. The affected parties shall in good faith attempt promptly to resolve any dispute arising under or relating to this Agreement by negotiations between executives who have authority to settle the controversy. A party may give the other party or parties written notice of any dispute not resolved in the ordinary course of business. Within 20 days of the delivery of such notice, executives of the affected parties shall meet, in person or by telephone conference, and thereafter as often as they reasonably deem necessary, to exchange information and attempt to resolve the dispute. If a negotiator intends to be accompanied by an attorney, he shall provide all other parties at least five days notice of such fact, and the negotiators for such parties shall be entitled to be accompanied by an attorney without further notice. If the parties have failed to meet within 20 days of the notice, or if the matter has not been resolved within 50 days of the notice, then either party may request arbitration as provided in Article 13.2.

13.2 Arbitration.

(a) Any and all disputes between parties arising under or relating to this Agreement, whether sounding in contract or tort and whether arising during or after termination of this Agreement, and including disputed claims for indemnification or contribution, shall be submitted to the decision of an arbitration panel composed of two arbiters and an umpire, meeting at a location mutually agreeable to the Fund and the Adviser on the one hand and the Company on the other hand. Notice requesting arbitration will be sent by Certified or Registered Mail, return-receipt requested.

(b) The members of the arbitration panel shall be active or retired disinterested securities or insurance industry executives or attorneys expert in insurance or securities law. Each party shall appoint its arbiter, and the two arbiters shall choose an umpire before instituting the hearing. If the respondent fails to appoint its arbiter within 30 days after receiving written request, the claimant shall also appoint the second arbiter. If the two arbiters fail to agree upon the appointment of an umpire within 30 days after notification of the appointment of the second arbiter, the two arbiters will promptly request the American Arbitration Association ("AAA") to appoint an umpire for the arbitration with the qualifications set forth above in this paragraph. If the AAA fails to name an umpire within 30 days of the arbiters request, either party may apply to a court of competent jurisdiction to appoint an umpire with the above required qualifications. The umpire will promptly notify in writing all parties to the arbitration of his selection and thereupon the arbitration panel will notify all parties of the scheduled date of the hearing. Upon resignation or death of any member of an arbitration panel, a replacement will be appointed in the same fashion as the resigning or deceased member was appointed.

(c) The claimant shall submit its initial brief within 20 days from appointment of the umpire. The respondent shall submit its brief within 20 days thereafter, and the claimant may submit a reply brief within 10 days after filing of the respondents brief.

(d) The panel shall make its decision with regard to applicable law and the custom and usage of the securities industry. The panel shall issue its decision in writing based upon a hearing in which evidence may be introduced without following strict rules of evidence but in which cross-examination and rebuttal shall be allowed. The panel shall make its decision within 60 days following the termination of the hearings unless the parties consent to an extension. The majority of the panel shall be final and binding upon all parties to the proceeding. Judgment may be entered upon the award of the panel in any court of competent jurisdiction.

(e)  Each party shall bear the expense of its own arbiter and shall jointly and equally bear with the other party the expense of the umpire. The remaining costs of the arbitration proceedings shall be allocated by the panel.

13.3 Multiparty Arbitration. Unless otherwise agreed, if the matter in dispute under this Article 13 involves more than two parties, then within 30 days following a written request for arbitration, the parties to the arbitration, or any one of them, will promptly request that the AAA name a disinterested panel consisting of three arbiters having the qualifications set forth above, one of whom shall be designated by the AAA as the umpire. The expenses of the arbiters and umpires shall be divided equally among the parties unless otherwise agreed. Any vacancies occurring on the panel will be filled by a replacement appointed by the AAA. Unless otherwise agreed, the arbitration shall be conducted in all other respects as set forth in Article 13.2.

ARTICLE XIV. Shareholder Information

14.1  Definitions. For purposes of this Article XIV, the following terms shall have the following meanings:

(a) åSharesæ means the interest of Contract Owners corresponding to the redeemable securities of record issued by the Fund under the 1940 Act that are held by the Company on behalf of its separate accounts investing in the Series of the Fund.

(b) åShareholder-Initiated Transferæ means a transaction that is initiated or directed by a Contract Owner that results in a transfer of assets within a Contract to or out of a Series of the Fund, but does not include transactions that are executed: (1) automatically pursuant to a contractual or systematic program or enrollment such as a transfer of assets within a Contract to or out of a Series of the Fund as a result of ådollar cost averagingæ programs, insurance company approved asset allocation programs, automatic rebalancing programs, annuity payments, loans, systematic withdrawal programs; (2) pursuant to a Contract death benefit; (3) one-time step-up in Contract value pursuant to a Contract death benefit; (4) allocation of assets to a Series of the Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; (5) pre-arranged transfers at the conclusion of a required free look period; (6) as a result of any deduction of charges or fees under a Contract; (7) within a Contract out of a Series of the Fund a result of scheduled withdrawals or surrenders from a Contract; or (8) pursuant to any other similar type of transaction that does not require current or ongoing action by the Contract Owner.

(c)  åwrittenæ includes electronic writings and facsimile transmissions.

14.2 Agreement to Provide Information. The Company will provide the Fund or its designee, upon written request from the Fund or the Adviser, the taxpayer identification (åTINæ), the Individual/International Taxpayer Identification Number (åITINæ), or other government-issued identifier (åGIIæ) and the Contract Owner number or participant account number associated with the Contract Owner, if known, of any or all Contract Owner(s) of the account, and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer or exchange of Shares held through an account maintained by the Company during the period covered by the request. Unless otherwise specifically requested by the Fund, the Company shall only be required to provide information relating to the Shareholder-Initiated Transfers.

14.3 Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days prior to the date of the request, for which transaction information is sought. The Fund or the Adviser may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the fund or Company for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

14.4 Timing of Requests. Request for Contract Owner information shall be made no more frequently than quarterly, except as the Fund or the Adviser deem necessary to investigate compliance with policies established by the Fund or the Company for the purpose of eliminating or reducing any dilution of value of the outstanding shares issued by the Fund.

14.5 Form and Timing of Response.

(a)  The Company agrees to provide, promptly upon request of the Fund or its designee, the requested information specified in Section 14.2. If requested by the Fund, the Adviser or their designee, the Company will use its best efforts to determine promptly whether any specific person about whom the Fund has received the identification and transaction information specified in Section 14.2 is itself a financial intermediary (as defined in Rule 22c-2 under the 1940 Act (an åindirect intermediaryæ) and, upon further request of the Fund, the Adviser or their designee, promptly either (1) provide (or arrange to have provided) the information set forth in Section 14.2 for those shareholders who hold an account with the indirect intermediary, or (2) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. The Company will inform the Fund whether it plans to perform the actions set forth in subsection (1) or (2) above.

(b) Responses required by this Section 14.5 must be communicated in writing and in a format mutually agreed upon by the Fund, the Adviser or their designee and the Company.

(c) To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

14.6 Limitations on Use of Information. The Fund will not to use the information received pursuant to this Article XIV for any purpose other than as necessary to comply with the provisions of Rule 22c-2 under the 1940 Act or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach Bliley Act (Public Law 106-102) and comparable state laws.

14.7 Agreement to Restrict Trading. The Company will execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Contract Owner that has been identified by the Fund as having engaged in transactions of the Fund’s shares (directly or indirectly through the Company’s account) that violate policies established by the Fund or the Company for the purpose of eliminating or reducing any dilution of the value of the then outstanding Shares. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfers that are effected directly or indirectly through the Company. Instructions must be sent to the Company at the address set forth for the Company in Article XII, or such other address that the Company may communicate to the Fund in writing from time to time.

14.8 Form of Instructions. Instructions must include the TIN, ITIN or GII and the specific individual Contract Owner number or participant account number associated with the Contract Owner, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is to remain in place. If the TIN, ITIN, GII or the specific individual Contract Owner number or participant account number associated with the Contract Owner is not known, the instructions must include an equivalent identifying number of the Contract Owner(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Company, the Fund will provide, along with any written instructions to prohibit further purchases or exchanges of Shares by a Contract Owner, information regarding those trades of the Contract Owner that violated the policies of the Fund of the Company relating to eliminating or reducing any dilution of the value of the Fund’s outstanding Shares.

14.9 Timing of Response. The Company will execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions.

14.10 Confirmation by the Company. The Company must provide written confirmation to the Fund that instructions have been executed. The Company will provide confirmation as soon as practicable, but not later than ten business days after the instructions have been executed.

ARTICLE XV. Miscellaneous

  15.1. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construc-tion or effect.

  15.2. This Agreement may be executed simultaneously in two or more counterparts, each of which together shall constitute one and the same instrument.

15.3. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

15.4. Subject to the requirement of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement shall not disclose, disseminate, or utilize such names and addresses and other confidential information until such time as it may come into the public domain without the express written consent of the affected party.

15.5. The rights, remedies, and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

15.6. The parties acknowledge that Federal law requires that the Fund obtain, verify and record information that identifies each person who opens an account with the Fund, including the Company on behalf of each Account. In connection with the opening of an account with the Fund, the Fund will request certain identifying information, including, but not limited to (1) the name of the account owner; (2) the address of the account owner’s principal place of business; and (3) the account owner’s TIN.

[Signature Page follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and behalf by its duly authorized officer on the date specified below.

SUN LIFE ASSURANCE COMPANY OF CANADA (US)
(SLUS)

Date: _______________ By: ________________________________________________
 Name: Raymond Scanlon
 Title: Vice President

Date: _______________ By: ________________________________________________
 Name: Susan Lazzo
 Title: Senior Counsel

SUN LIFE INSURANCE AND ANNUITY COMPANY OF NEW YORK
(SLNY)

Date: _______________ By: ________________________________________________
 Name: Raymond Scanlon
 Title: Vice President

Date: _______________ By: ________________________________________________
 Name: Susan Lazzo
 Title: Senior Counsel

M FUND, INC.
(Fund)

Date: _______________ By: ________________________________________________
 Name: Gerald Graves
 Title: President

M FINANCIAL INVESTMENT ADVISERS, INC.
(Adviser)

Date: _______________ By: ________________________________________________
 Name: Gerald Graves
 Title: President

Schedule 1

Accounts of the Company
and Classes of Contracts
Investing in the Fund

Effective as of the date the Agreement was executed, the following separate accounts of the Company and Contracts are subject to the Agreement:

Name of Separate Account	Type of Product Supported by Account	Date established by the Board of Directors of the Company	SEC 1940 Act Registration Number (if applicable)
Sun Life of Canada (U.S.) Separate Account R	Magnastar PPVUL	November 8, 2006	NA
Sun Life of Canada (U.S.) Separate Account S	Magnastar PPVUL	November 8, 2006	NA
Sun Life (N.Y.) Separate Account L	Magnastar PPVUL	November 9, 2006	NA
Sun Life (N.Y.) Separate Account M	Magnastar PPVUL	November 9, 2006	NA

Schedule 2

Effective as of the date the Agreement was executed, the following M Fund Series are available under the Contracts:

Contract Marketing Name - Magnastar PPVUL

M Fund Options -  1. Brandes International Equity Fund
2.	Business Opportunity Value Fund
3.	Frontier Capital Appreciation Fund
4.	Turner Core Growth Fund

Schedule 3

Investment Restrictions
Applicable to the Fund

Effective as of the date the Agreement was executed, the following investment restrictions are applicable to the Fund:

N/A